EXHIBIT 32.2

STATEMENT PURSUANT TO 18 U.S.C. §1350

Pursuant to 18 U.S.C. §1350, the undersigned certifies that this Annual Report on Form 10-K for the period ended December 31, 2010 fully complies with the requirements of Section 13(a) or 15(d) of the Securities Exchange Act of 1934 and that the information contained in this report fairly presents, in all material respects, the financial condition and results of operations of Pacira Pharmaceuticals, Inc.

Date: March 31, 2011	/s/ James Scibetta
James Scibetta
Chief Financial Officer
(Principal Financial and Accounting Officer)

A signed original of this written statement required by Section 906 has been provided to Pacira Pharmaceuticals, Inc. and will be retained by Pacira Pharmaceuticals, Inc. and furnished to the Securities and Exchange Commission or its staff upon request.